FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti / Jonathan Doorley / Emily Deissler Sard Verbinnen & Co (212) 687-8080

LADENBURG THALMANN REPORTS THIRD QUARTER FINANCIAL RESULTS

Revenues Increase 227% Due to Securities America Acquisition
________________________________________________________________________

MIAMI, FL, November 8, 2012 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) today announced financial results for the three and nine months ended September 30, 2012.

Third quarter 2012 revenues were $159.8 million, a 227% increase from revenues of $48.9 million in the third quarter of 2011. Net loss for the third quarter was $6.0 million or $(0.03) per basic and diluted share as compared to a net loss of $3.1 million, or $(0.02) per basic and diluted share in the comparable 2011 period. EBITDA, as adjusted, for the three months ended September 30, 2012 was $6.3 million, as compared to $0.3 million for the 2011 period. The third quarter 2012 results included approximately $6.7 million of expense due to amortization of intangible assets and retention loans, depreciation and non-cash compensation and $6.1 million of interest expense. The foregoing amounts were offset in part by a $0.9 million gain from a change in fair value of contingent consideration related to the Securities America acquisition. The third quarter 2011 results included approximately $1.6 million of non-cash charges for depreciation, amortization and compensation expense, acquisition related expense of $0.7 million and interest expense of $0.8 million.

For the nine months ended September 30, 2012, the Company had revenues of $477.9 million, a 187% increase over revenues of $166.3 million for the comparable 2011 period. The Company had a net loss of $14.0 million or $(0.08) per basic and diluted share for the nine months ended September 30, 2012 as compared to a net loss of $2.5 million or $(0.01) per basic and diluted share in the comparable 2011 period. EBITDA, as adjusted, for the nine months ended September 30, 2012 was $19.3 million as compared to $7.1 million in the 2011 period. The results for the nine months ended September 30, 2012 included approximately $21.1 million of expense due to amortization of intangible assets and retention loans, depreciation and non-cash compensation and $18.4 million of interest expense. The foregoing amounts were offset in part by a $7.1 million gain from a change in fair value of contingent consideration related to the Securities America acquisition. The comparable 2011 results included approximately $5.4 million of non-cash charges for depreciation, amortization and compensation expense, acquisition related expense of $0.7 million and $2.5 million of interest expense.

The following table presents a reconciliation of EBITDA, as adjusted, to net loss as reported.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Total revenues	$159,834	$48,898	$477,934	$166,331
Total expenses	166,372	51,684	497,984	167,841
Pre-tax loss	(5,629)	(2,786)	(12,939)	(1,510)
Net loss	(6,037)	(3,070)	(13,999)	(2,461)

Reconciliation of EBITDA, as adjusted, to net loss:
EBITDA, as adjusted	$6,308	$287	$19,262	$7,053
Add:
Interest income	47	(3)	140	27
Change in fair value of contingent consideration	909	-	7,111	-
Less:
Interest expense	(6,148)	(820)	(18,400)	(2,468)
Income tax expense	(408)	(284)	(1,060)	(951)
Depreciation and amortization	(3,979)	(862)	(12,112)	(2,650)
Non-cash compensation	(1,054)	(688)	(3,645)	(2,772)
Acquisition related expense	-	(700)	-	(700)
Amortization of retention loans	(1,712)	-	(5,295)	-

Net loss	$(6,037)	$(3,070)	$(13,999)	$(2,461)

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for change in fair value of contingent consideration, amortization of retention loans made in connection with the Securities America acquisition, non-cash compensation expense and interest expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as change in fair value of contingent consideration and amortization of retention loans made in connection with the Securities America acquisition, or do not involve a cash outlay, such as stock-related compensation. The presentation of EBITDA, as adjusted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation, which is expected to remain a key element in its long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Dr. Phillip Frost, Chairman of Ladenburg, said, “2012 is an important transition year as we further established Ladenburg as one of the leading independent broker-dealer networks and generated a significant increase in revenue and adjusted EBITDA as a result of the Securities America acquisition. After successfully integrating Securities America, we have strengthened conditions there and at our other subsidiaries for strong and sustainable growth through recruiting and disciplined acquisitions.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, added, “Ladenburg’s strong performance allowed us to meet our cash debt service obligations, and in the fourth quarter of 2012 we satisfied the conditions for a significant forgiveness of our loan from our primary clearing firm. We have also identified and begun the process of implementing synergies across all of our broker-dealer firms. These synergies arise from the scale associated with our network of approximately 2,700 independent financial advisors with approximately $70 billion of client assets. Importantly, we have done all of this while maintaining strong organic growth and margins at Investacorp and Triad Advisors, and also expanding our capabilities on the investment banking and capital markets side of our business.”

Loan Forgiveness

In 2009 and 2011, the primary clearing firm of the Company’s subsidiaries, National Financial Services LLC (“NFS”), a Fidelity Investments company, provided the Company with forgivable loans, the proceeds of which were used to help fund the Company’s growth strategy. Under the terms of the loans, on an annual basis commencing November 2012, based on the Company’s subsidiaries continuing to clear with NFS and, in the case of one of the loans, meeting certain annual clearing revenue targets, a portion of the principal amount of the loans and related interest are forgiven. In November 2012, approximately $3.9 million aggregate principal amount of the loans was forgiven together with related interest, and the Company anticipates it will recognize an increase in pre-tax income for the fourth quarter of 2012 of approximately $3.5 million, net of compensation expense, resulting from the forgiveness.

Stock Repurchase Program

During the period from January 1, 2012 through September 30, 2012, Ladenburg repurchased 711,537 shares of its common stock at a cost of approximately $1.1 million, representing an average price per share of $1.61. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 2,780,837 shares at a total cost of approximately $4.4 million. Ladenburg has the authority to repurchase an additional 4,719,163 shares under its current repurchase plan. During the nine months ended September 30, 2012, the Company’s directors and officers, or their affiliates, purchased an aggregate of 464,000 shares in open market transactions at a total cost of approximately $0.8 million, representing an average price per share of $1.66.

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and approximately $70 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Houston, Texas; Calabasas, California; Boston, Massachusetts and Princeton, New Jersey. For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, future acquisitions, recruitment of financial advisors, synergies, growth of our independent brokerage and advisory business and growth of our investment banking and capital markets businesses. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Commissions	$80,599	$25,824	$243,931	$84,676
Advisory fees	58,660	14,971	171,107	47,920
Investment banking	6,140	3,509	22,841	25,171
Principal transactions	33	(524)	(769)	(1,576)
Interest and dividends	1,321	130	3,372	419
Service fees and other income	13,081	4,988	37,452	9,721

Total revenues	159,834	48,898	477,934	166,331

Expenses:
Commissions and fees	119,050	31,158	353,817	102,845
Compensation and benefits	18,700	10,903	59,281	37,503
Non-cash compensation	1,054	688	3,645	2,772
Brokerage, communication and clearance fees	2,412	1,933	7,420	5,809
Rent and occupancy, net of sublease revenue	1,642	810	4,924	2,425
Professional services	2,145	769	5,812	2,754
Interest	6,148	820	18,400	2,468
Depreciation and amortization	3,979	862	12,112	2,650
Amortization of retention loans	1,712	—	5,295	—
Acquisition related expense	—	700	—	700
Other	9,530	3,041	27,278	7,915

Total expenses	166,372	51,684	497,984	167,841

Loss before item shown below	(6,538)	(2,786)	(20,050)	(1,510)
Change in fair value of contingent consideration	909	-	7,111	-

Loss before taxes	(5,629)	(2,786)	(12,939)	(1,510)
Income tax expense	408	284	1,060	951

Net loss	$(6,037)	$(3,070)	$(13,999)	$(2,461)

Net loss per common share (basic and diluted)	$(0.03)	$(0.02)	$(0.08)	$(0.01)

Weighted average common shares used in computation of per share data:
Basic and duluted	183,460,777	182,810,137	183,610,148	183,068,493